Exhibit 99.1

N e w s R e l e a s e

CONTACT:	Michael Berman (312) 279-1496

ELS ANNOUNCES CLOSINGS ON TWO PROPERTIES

UPDATES CLOSING SCHEDULE FOR REMAINING 16 PROPERTIES

CHICAGO, IL. – October 3, 2011 – On May 31, 2011, Equity LifeStyle Properties, Inc. (NYSE:ELS), through its operating partnership (collectively, the “Company”), entered into purchase and other agreements to acquire a portfolio of 75 manufactured home communities and one RV resort (the “Acquisition Properties”) containing 31,167 sites on approximately 6,500 acres located in 16 states (primarily located in Florida and the northeastern region of the United States) and certain manufactured homes and loans secured by manufactured homes located at the Acquisition Properties for a stated purchase price of $1.43 billion (the “Acquisition”).

The Company closed on two of the Acquisition Properties today along with certain manufactured homes and loans secured by manufactured homes located at such Acquisition Properties for a stated purchase price of approximately $82 million. The purchase price in connection with this closing was funded with: (i) the issuance of 497,538 shares of the Company’s Series B Subordinated Non-Voting Cumulative Preferred Stock (“Series B Preferred Stock”) to the seller with an aggregate stated value of approximately $29 million, (ii) the assumption of approximately $35 million of mortgage debt secured by the two Acquisition Properties acquired today, and (iii) approximately $18 million of cash. The issuance of the Series B Preferred Stock described in (i) above is the final equity issuance to the seller for the Acquisition. The cash was obtained from the proceeds of the previously announced $200 million of financings originated during the quarter ended September 30, 2011.

As of today, the Company has closed on 60 Acquisition Properties since July 1, 2011. The Company expects to close: (i) eight additional Acquisition Properties by October 14, 2011, and (ii) seven additional Acquisition Properties by November 1, 2011. As previously noted in the Supplemental Package posted to our website on July 18, 2011 in the Investor Information section: (a) the terms of the purchase agreement provided for a July 1, 2011 closing for the Clinton Acquisition Property; and (b) as a result of underwriting issues related to the property, the Company and seller agreed that the Company’s acquisition of the Clinton property would be deemed terminated, but also agreed that the Company may reinstate the acquisition of the Clinton property at any time on or prior to December 31, 2011. The Company is continuing to perform due diligence on the Clinton property and therefore, the Company is unable to provide a current estimate of a closing date for the Clinton property. All of the remaining closings are subject to the receipt of loan servicer consents for the assumption of indebtedness and other customary closing conditions. Accordingly, no assurances can be given that the remainder of the Acquisition will be completed in its entirety in accordance with the anticipated timing or at all.

Equity LifeStyle Properties, Inc. is a fully integrated owner and operator of lifestyle-oriented properties and as of October 3, 2011, owns or has an interest in 367 quality properties in 32 states and British Columbia consisting of 135,279 sites. The Company leases individual developed areas, or sites, with access to utilities for placement of factory-built homes, cottages, cabins or recreational vehicles. Customers may lease individual sites or enter right-to-use contracts providing the customer access to specific properties for limited stays. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago. Visit www.equitylifestyle.com for more information.

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include, without limitation, information regarding the Company’s expectations, goals or intentions regarding the future, statements regarding the anticipated closings of its pending Acquisition and the expected effect of the Acquisition on the Company. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:

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the Company’s ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and its success in acquiring new customers at its Properties (including those that it may acquire);

•	the Company’s ability to maintain historical rental rates and occupancy with respect to Properties currently owned or that the Company may acquire;

•	the Company’s assumptions about rental and home sales markets;

•	the Company’s assumptions and guidance concerning 2011 estimated net income and funds from operations;

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in the age-qualified Properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

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results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single family housing and not manufactured housing;

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the completion of the Acquisition in its entirety and future acquisitions, if any, and timing and effective integration with respect thereto and the Company’s estimates regarding the future performance of the Acquisition Properties;

•	the Company’s inability to secure the contemplated debt financings to fund a portion of the stated purchase price of the Acquisition on favorable terms or at all and the timing with respect thereto;

•	unanticipated costs or unforeseen liabilities associated with the Acquisition;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional securities;

•	the effect of accounting for the entry of contracts with customers representing a right-to-use the Properties under the Codification Topic “Revenue Recognition;” and

•	other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

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